Form 4                                                               Page 1 of 2


                                                                            ----------------------------
---------------                                                                  OMB APPROVAL
    FORM 4                                                                  ----------------------------
---------------                                                              OMB Number: 3235-0287
                                                                            ----------------------------
                                                                             Expires: January 31, 2005
                                                                            ----------------------------
                                                                             Estimated average burden
                                                                             hours per response... 0.5
                                                                            ----------------------------


[X] Check this box if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).

    (Print or Type Responses)


                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol

         Cox,              Carrie Smith                                    Pharmacia Corporation PHA
------------------------------------------------------------------------------------------------------------------------
         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Day/Year
                                                                           Person, if an entity          04/16/2003
                                                                           (voluntary)

      100 Route 206 North
------------------------------------------------------------------------------------------------------------------------
                          (Street)                                                                5.  If Amendment,
                                                                                                      Date of Original
                                                                                                      (Month/Day/Year)
Peapack,             NJ                            07977
------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)

---------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

             Director                        10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    --------         title below)    -------       below)
Executive Vice President

---------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

   X   Form filed by One Reporting Person
------

       Form filed by More than One Reporting Person
------
---------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------
1. Title of Security       2. Transaction Date    2A. Deemed     3. Transaction       4.  Securities Acquired (A)
    (Instr. 3)                (Month/Day/Year)        Execution     Code                  or Disposed of (D)
                                                      Date,         (Instr.8)             (Instr. 3, 4 and 5)
                                                      if any     ---------------------------------------------------------
                                                      (Month/         Code       V       Amount      (A) or        Price
                                                       Day/                                          (D)
                                                       Year)

--------------------------------------------------------------------------------------------------------------------------
   Common                      04/16/2003                             J(1)               43,062       D
--------------------------------------------------------------------------------------------------------------------------
   Common                      04/16/2003                             J(1)                7,008       D
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct                      Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned Following                 (Instr. 4)                        Ownership
    Reported Transaction(s)                                           (Instr. 4)
    (Instr. 3 and 4)
------------------------------------------------------------------------------------
            0                           D
------------------------------------------------------------------------------------
            0                           I                             Savings Plans
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

Form 4                                                               Page 2 of 2


           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls,
                      warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   3A. Deemed Execution        4. Transac-     5. Number of
   Security (Instr. 3)       sion or       action       Date, if any               tion Code       Derivative
                             Exercise      Date         (Month/Day/Year)           (Instr. 8)      Securities
                             Price of      (Month/                                                 Acquired (A)
                             Derivative    Day/                                                    or Disposed of
                             Security      Year)                                                   (D) (Instr. 3, 4
                                                                                                   and 5)
                                                                                 -----------------------------------
                                                                                     Code    V      (A)       (D)


--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $27.46     04/16/2003                               J(1)                       3,640
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $54.80     04/16/2003                               J(1)                       4,808
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $31.87     04/16/2003                               J(1)                      73,137
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $43.49     04/16/2003                               J(1)                     125,594
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $39.06     04/16/2003                               J(1)                     125,594
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $48.88     04/16/2003                               J(1)                     131,926
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $46.52     04/16/2003                               J(1)                     158,312
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $39.27     04/16/2003                               J(1)                     314,078
--------------------------------------------------------------------------------------------------------------------
Option (right to buy)          $39.27     04/16/2003                               J(1)                       2,546
--------------------------------------------------------------------------------------------------------------------
Performance Share Units       1-for-1     04/16/2003                               J(1)                     108,874
--------------------------------------------------------------------------------------------------------------------
Performance Stock Units       1-for-1     04/16/2003                               J(1)                      47,746
--------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  6. Date Exercisable     7. Title and Amount of    8. Price of        9. Number of
     and Expiration Date     Underlying Securities     Derivative         Derivative
     (Month/Day/Year)        (Instr. 3 and 4)          Security           Securities
                                                       (Instr. 5)         Beneficially
                                                                          Owned Following
                                                                          Reported
                                                                          Transaction(s)
                                                                          (Instr. 4)
------------------------  ---------------------------
     Date         Expi-      Title      Amount or
     Exercis-     ration                Number of
     able         Date                  Shares

-------------------------------------------------------------------------------------------
     (2)        08/27/2007   Common       3,640                                    0
-------------------------------------------------------------------------------------------
     (2)        08/27/2007   Common       4,808                                    0
-------------------------------------------------------------------------------------------
     (2)        02/24/2008   Common      73,137                                    0
-------------------------------------------------------------------------------------------
     (2)        02/16/2009   Common     125,594                                    0
-------------------------------------------------------------------------------------------
     (2)        02/14/2010   Common     125,594                                    0
-------------------------------------------------------------------------------------------
     (2)        05/31/2010   Common     131,926                                    0
-------------------------------------------------------------------------------------------
     (2)        04/02/2011   Common     158,312                                    0
-----------------------------------------------------------------------------------------
     (2)        01/04/2012   Common     314,078                                    0
-------------------------------------------------------------------------------------------
  01/04/2005    01/04/2012   Common       2,546                                    0
     (2)
-------------------------------------------------------------------------------------------
     (3)                     Common     108,874                                    0
-------------------------------------------------------------------------------------------
     (4)           (5)       Common      47,746                                    0
-------------------------------------------------------------------------------------------

------------------------------------
10. Ownership       11. Nature
    Form of             of Indirect
    Derivative          Beneficial
    Securities          Ownership
    Beneficially        (Instr. 4)
    Owned at End
    of Month
    (Instr. 4)

-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------
        D
-----------------------------------

Explanation of Responses:

(1) Each share of Pharmacia Common Stock (PHA) held by the reporting person was exchanged for 1.4 shares of Pfizer Common Stock (PFE), pursuant to the Pfizer/Pharmacia merger agreement adopted by the Pfizer and Pharmacia shareholders on December 6 & 9, 2002, respectively.

(2)  Option is currently exercisable.

(3) Target awards provided under the Founders Performance Contingent Shares Program vest at the greater of the target award or the percentage of the target award payable based on the period-to-date performance calculated as of the date of the change in control. The award increases to 125% of the participant's target award if the participant is employed by the company or an affiliate two years after the change in control, or is involuntarily terminated other than for cause within two years after change in control and, if such amount is greater than the calculation above.

(4) At the end of each calendar year 2002, 2003 and 2004, 1/3 of the units will be eligible for allocation based on Company performance for that year.

(5) Distribution under the plan commences the calendar year following retirement, termination, death or disability, based on the provisions of the Savings+Plus deferred compensation plan.

                          /s/ Don W. Schmitz                   April 16, 2003
                     --------------------------------        -----------------
                     **Signature of Reporting Person               Date

                     Don W. Schmitz, attorney-in-fact
                     for Carrie Smith Cox


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 *If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.